Exhibit 99.1

Contacts:
Jim Mazzola
858-704-8122
ir@halozyme.com

Chris Burton
858-704-8352
ir@halozyme.com

HALOZYME ANNOUNCES AGREEMENT TO REFINANCE DEBT,
INCREASES 2016 GUIDANCE FOR YEAR-END CASH BALANCE

- Interest-only repayment provision results in $44 million increase to expected cash balance through 2017-

- New debt facility provides option to borrow additional $15 million in 2017 -

SAN DIEGO, June 8, 2016 - Halozyme Therapeutics, Inc. (NASDAQ: HALO), a biotechnology company developing novel oncology and drug-delivery therapies, today announced that it has entered into an agreement with Oxford Finance LLC and Silicon Valley Bank to refinance its existing senior secured loan facility.

Under the new financing agreement, Halozyme borrowed $55 million at a fixed rate of 8.25% and used the proceeds to refinance its existing long-term debt. The new facility provides for interest-only payments for the first 18 months followed by consecutive monthly payments of principal and interest until maturity on January 1, 2021. The agreement will result in a $22 million per-year increase to the company’s expected cash balance at the end of 2016 and 2017. The new loan facility also provides Halozyme the option to borrow an additional $15 million during the second quarter of 2017 at a fixed interest rate equal to then-current prime rate plus 4.75%.

As a result of the refinancing, Halozyme raised its previously announced cash balance guidance, now expecting a year-end cash balance of $170 million to $190 million, an increase from the prior range of $150 million to $170 million.

As of March 31, Halozyme had approximately $239 million in cash and cash equivalents.

Additional details of the credit facility are outlined in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 8.

About Halozyme
Halozyme Therapeutics is a biotechnology company focused on developing and commercializing novel oncology therapies that target the tumor microenvironment. Halozyme’s lead proprietary program, investigational drug PEGPH20, applies a unique approach to targeting solid tumors, allowing increased access of co-administered cancer drug therapies to the tumor in animal models. PEGPH20 is currently in development for metastatic pancreatic cancer, non-small cell lung cancer, gastric cancer, metastatic breast cancer and has potential across additional cancers in combination with different types of cancer therapies. In addition to its proprietary product portfolio, Halozyme has established value-driving partnerships with leading pharmaceutical companies including Roche, Baxalta, Pfizer, Janssen, AbbVie and Lilly for its ENHANZE™ drug delivery platform. Halozyme is headquartered in San Diego. For more information visit www.halozyme.com.

Safe Harbor Statement

In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the Company's future financing expectations and plans and future cash balance expectations) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected fluctuations or changes in revenues, including revenues from collaborators, unexpected results or delays in development of product candidates and regulatory review, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's Annual Report on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2016.

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